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                                                                    EXHIBIT 99.2
                       -- iDine Rewards Network logo --


          P    R    E    S    S          R    E    L    E    A   S  E
          -----------------------------------------------------------
FOR IMMEDIATE RELEASE                    CONTACTS:

                                         Stephen E. Lerch
                                         Executive Vice President,
                                         Chief Financial Officer

                                         iDine Rewards Network Inc.
                                         (305) 892-3306

                                         Allan Jordan
                                         Senior Vice President
                                         Golin/Harris International
                                         (212) 697-9191


iDINE Rewards Network Launched as New Corporate Identity for Transmedia Network

                          Ticker Symbol Changes to IRN
                         ----------------------------

MIAMI--(BUSINESS WIRE)--Jan. 31, 2002--Transmedia Network Inc. (AMEX:TMN - news)
                                                                     ---   ----
today announced plans to change its name to iDine Rewards Network Inc. Effective February 1, 2002, the Company will launch its new identity, the ticker symbol for common shares of iDine Rewards Network will change to IRN and the Series A preferred stock will trade under the symbol IRN Pr A.

"Our new iDine Rewards name is much more evocative of what we do and allows us to better leverage the brand awareness we have been successfully building around the iDine name over the past year," said iDine Rewards Network president and CEO, Gene Henderson. "While we have long been recognized as the industry leader in dining rewards programs and the only program truly national in scope, by uniting our operations under the iDine name, we can leverage our brand equity across all our endeavors. Our newly shared identity will reinforce iDine as the dining authority and provide a greater impact as we work toward growing our enrolled accounts substantially and encouraging more of our members to become active in the various iDine programs we operate."

iDine Rewards Network Inc. offers its members a variety of dining savings and rewards programs at more than 7,500 restaurants throughout the United States via means of a registered credit card. The Company presently has 10 million credit cards registered through 7.7 million enrolled accounts. The savings are offered through the Company's dining programs, either branded under the name iDine or
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provided through co-branded and private label partnerships, such as airline frequent flyer programs, club memberships or other affinity organizations. iDine members can also access personalized, real-time restaurant listings, special dining incentives and more information via the recently enhanced web site, www.idine.com. iDine Reward Network's common stock trades on the American Stock
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Exchange (AMEX) and alongside its Series A Preferred Stock on the Philadelphia
Stock Exchange (PHLX).

Statements in this release that are not strictly historical are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks, which may cause the company's actual results in the future to differ materially from expected results. These risks are qualified in their entirety by cautionary language and risk factors set forth in the company's filings with the Securities and Exchange Commission.